CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

Evergreen Select Equity Trust

We consent to the use of our reports, dated September 29, 2008, for the Evergreen Enhanced S&P 500® Fund and Evergreen Fundamental Large Cap Fund, each a series of the Evergreen Equity Trust, and Evergreen Equity Index Fund, a series of the Evergreen Select Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 24, 2008